As filed with the Securities and Exchange Commission on August 28, 2025
Registration No. 333-277119

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form F-3 on

FORM S-3

IREN Limited
(Exact Name of Registrant as Specified in Its Charter)

Australia		Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
Level 6, 55 Market Street Sydney, NSW 2000 Australia +61 2 7906 8301
(Address and telephone number of Registrant’s principal executive offices)

Cogency Global Inc. 122 E. 42nd Street, 18th Floor New York, New York 10168 (800) 221-0102
(Name, address and telephone number of agent for service)

Copies to:
Byron B. Rooney Marcel R. Fausten Meaghan Kennedy Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel: (212) 450-4000	Cesilia Kim, Chief Legal Officer IREN Limited Level 6, 55 Market Street Sydney, NSW 2000 Australia Tel: +61 2 7906 8301

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

On February 15, 2024, IREN Limited (the “Company”) filed a Registration Statement on Form F-3 (Registration No. 333-277119) (the “Registration Statement”), which was declared effective on March 5, 2024. The Registration Statement registered the potential sale from time to time of up to 2,069,122 of the Company’s ordinary shares by certain selling shareholders named therein (such shares, the “Registered Securities”).

The Company is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement to terminate the offering of the Registered Securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Registrant’s Registered Securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1, any and all Registered Securities registered under the Registration Statement that remain unsold as of immediately prior to the effectiveness of this Post-Effective Amendment No. 1 and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sydney, Australia on August 28, 2025.

IREN Limited
By:	/s/ Daniel Roberts
Name: Daniel Roberts
Title: Co-Chief Executive Officer and Director

By:	/s/ William Roberts
Name: William Roberts
Title: Co-Chief Executive Officer and Director

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.
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SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of IREN Limited has signed this registration statement on August 28, 2025.

Cogency Global Inc.

Authorized Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Sr. Vice President on behalf of Cogency Global Inc.

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